Exhibit 23.1


           CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 A-3) and related prospectus of Genentech, Inc. for the registration of 4,500,000 shares of its redeemable common stock and to the incorporation by reference therein of our report dated January 17, 1995, with respect to the consolidated financial statements of Genentech, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1994 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



                                                  Ernst & Young LLP



San Jose, California
March 28, 1995